Filed pursuant to Rule 433(d)

Registration No. 333-205144

May 22, 2017

Kosmos Energy Announces Secondary Public Offering of Common Shares

DALLAS—(BUSINESS WIRE)—May 22, 2017— Kosmos Energy Ltd. (“Kosmos”) (NYSE: KOS) announced today that funds affiliated with The Blackstone Group L.P. (the “Blackstone Group”) and funds affiliated with Warburg Pincus LLC (“Warburg Pincus”) have agreed to sell an aggregate of 40,000,000 of Kosmos’ common shares in a registered underwritten public offering (the “Offering”). Funds affiliated with the Blackstone Group have agreed to sell 30,000,000 common shares and funds affiliated with Warburg Pincus have agreed to sell 10,000,000 common shares. Kosmos will not receive any of the proceeds from the sale of the common shares. Barclays is acting as the underwriter of the Offering.

Upon completion of the Offering, one of the directors nominated by the Blackstone Group is expected to resign from the Kosmos board of directors, and pursuant to the shareholders agreement that Kosmos previously entered with the Blackstone Group and Warburg Pincus, the Blackstone Group will only have the right to nominate one designee to the Kosmos board of directors.

The Offering is being made pursuant to an effective shelf registration statement, including a prospectus, filed by Kosmos with the U.S. Securities and Exchange Commission (the “SEC”) on June 22, 2015. Before you invest, you should read the prospectus in that registration statement and other documents Kosmos has filed with the SEC for more complete information about Kosmos and the Offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, copies of the prospectus and a prospectus supplement, when available, may be obtained from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 (Tel: 1-888-603-5847) or by e-mailing Barclaysprospectus@broadridge.com.

This press release is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Kosmos Energy

Kosmos is a leading independent oil and gas exploration and production company focused on frontier and emerging areas along the Atlantic Margins. Our assets include existing production and development projects offshore Ghana, large discoveries and significant further hydrocarbon exploration potential offshore Mauritania and Senegal, as well as exploration licenses with significant hydrocarbon potential offshore Sao Tome and Principe, Suriname, Morocco and Western Sahara.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “estimate,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’  SEC filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Source: Kosmos Energy Ltd.

Kosmos Energy Ltd.
Investor Relations

Neal Shah, +1-214-445-9628
nshah@kosmosenergy.com

Rhys Williams +1-214-445-9674
rwilliams@kosmosenergy.com

or

Media Relations

Thomas Golembeski, +1-214-445-9674
tgolembeski@kosmosenergy.com